Exhibit 99.1

Contacts:
Medivation, Inc.	Lippert/Heilshorn & Associates
Patrick Machado, Chief Financial Officer	Bruce Voss/Don Markley
(415) 543-3470 x201	(310) 691-7100

MEDIVATION ANNOUNCES $14.25 MILLION

REGISTERED DIRECT OFFERING

SAN FRANCISCO (May 16, 2006) – Medivation, Inc. (AMEX: MDV) today announced that it has entered into definitive purchase agreements to sell 3,000,000 shares of its common stock at a price of $4.75 per share in a registered direct offering. The offering will raise gross proceeds to Medivation of $14.25 million before placement agent fees and other offering expenses. The sale is being made under Medivation’s effective shelf registration statement filed with the Securities and Exchange Commission on May 1, 2006. The closing of the transaction is expected to occur on May 18, 2006.

Emerging Growth Equities, Ltd., a full-service investment banking and brokerage firm, served as the placement agent for this offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Medivation

Medivation, Inc. acquires promising pharmaceutical and medical device technologies in the late preclinical development phase, and develops those technologies quickly and cost-effectively through human first proof-of-efficacy studies (generally the end of Phase 2 clinical trials). Depending on the indication, Medivation will either seek to sell or partner successful programs with larger pharmaceutical, biotechnology and medical device companies for late-stage clinical studies and commercialization, or alternatively conduct those activities internally. The Company intends to build and maintain a portfolio of 4 to 6 development programs at all times.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the anticipated size of the Company’s portfolio, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Our filings with the Securities and

Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2005, as amended, include more information about factors that could affect our financial and operating results.

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